Exhibit (a)(1)(A)

COMPANY REPURCHASE NOTICE, NOTICE OF ENTRY INTO SUPPLEMENTAL INDENTURE AND OFFER TO REPURCHASE TO HOLDERS OF 2.75% SENIOR CONVERTIBLE DEBENTURES DUE 2027

ISSUED BY
GLOBAL INDUSTRIES, LTD.
CUSIP NUMBER: 379336AE0

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, dated as of July 27, 2007 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of December 1, 2011 (the “First Supplemental Indenture,” and the Base Indenture as supplemented by the First Supplemental Indenture, the “Indenture”), between Global Industries, Ltd., a Louisiana corporation (the “Company”), and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), relating to the 2.75% Senior Convertible Debentures due 2027 (the “Debentures”) of the Company that each holder (the “Holder”) of the Debentures has the right (the “Fundamental Change Repurchase Right”) to require the Company to repurchase all of such Holder’s Debentures, or any portion thereof that is a multiple of $1,000 principal amount on January 10, 2012 (the “Fundamental Change Repurchase Date”).  The repurchase price (the “Fundamental Change Repurchase Price”) for Debentures validly surrendered and not validly withdrawn will be 100% of the principal amount of the Debentures being repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date.

Holders may surrender their Debentures from December 6, 2011 until 5:00 p.m., New York City time, on January 9, 2012 (the “Exercise Expiration Date”).  The Company will repurchase all Debentures that have been validly surrendered prior to 5:00 p.m. on the Exercise Expiration Date, and not validly withdrawn prior to 5:00 p.m. on the Fundamental Change Repurchase Date. The Fundamental Change Repurchase Price for any Debentures that are surrendered, and not validly withdrawn, will be paid by Wells Fargo Bank, National Association, as paying agent (the “Paying Agent”), promptly following deposit by the Company of the Fundamental Change Repurchase Price with the Paying Agent prior to 11:00 a.m. on the first Business Day (as defined in the Indenture) after the Fundamental Change Repurchase Date, pursuant to Section 3.08 of the Indenture, and the later of the Fundamental Change Repurchase Date and the time of book-entry transfer of the Debentures to the Paying Agent, which is expected to be January 11, 2012. The Fundamental Change Repurchase Right is subject, in all respects, to the terms and conditions of the Indenture, the Debentures and this Company Repurchase Notice and related notice materials, as amended and supplemented from time to time.

Pursuant to an Agreement and Plan of Merger, dated as of September 11, 2011, among the Company, Technip S.A., a société anonyme organized under the laws of France (“Technip”) and Apollon Merger Sub B, Inc., a Louisiana corporation and an indirect wholly owned subsidiary of Technip (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”) on December 1, 2011, with the Company remaining as the surviving entity and an indirect, wholly-owned subsidiary of Technip. In connection with the Merger, each share of common stock, $0.01 par value, of the Company (the “Common Stock”) (other than shares held in treasury of the Company or owned by Technip, Merger Sub or any of their affiliates, or shares held by any stockholder who perfected their rights of appraisal under Louisiana law) outstanding immediately prior to the effective time of the Merger was converted into the right to receive $8.00 in cash, without interest (the “Merger Consideration”).  The closing of the Merger triggered a termination of trading of the Company’s Common Stock on NASDAQ. As a result of the successful completion of the Merger, a Fundamental Change (as defined in the Indenture) occurred on December 1, 2011 (the “Fundamental Change Effective Date”), and accordingly each Holder of the Debentures has the Fundamental Change Repurchase Right described herein.

Alternative to the Fundamental Change Repurchase Right:
You May Elect to Convert Your Debentures

The Indenture provides that, as a result of the closing of the Merger and notwithstanding the Fundamental Change Repurchase Right, the Debentures are convertible, at the option of the Holder, at any time beginning on December 2, 2011  until 5:00 p.m., New York City time, on January 9, 2012 (the “Merger Conversion Period”).  The Company’s conversion obligation with respect to Debentures that are converted during the Merger Conversion

Period will be fixed at an amount in cash equal to the Conversion Rate (as defined in the Indenture) of 28.1821 multiplied by $8.00, which is the Merger Consideration that was paid for each share of Common Stock outstanding immediately prior to the consummation of the Merger. As a result, you will be entitled to receive $225.46 per $1,000 aggregate principal amount of Debentures surrendered for conversion. See Section 2.3 below for a comparison of the amount you would currently receive if your Debentures are converted (and presented to Wells Fargo Bank, National Association, as conversion agent (the “Conversion Agent”) and settled for cash) and the amount you will receive if your Debentures are repurchased through exercise of the Fundamental Change Repurchase Right. The right of Holders to convert their Debentures is separate from the Fundamental Change Repurchase Right.

The value that you would currently receive if you validly exercised the Fundamental Change Repurchase Right is substantially more than the funds that you would receive if you converted your Debentures. You should review this Company Repurchase Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Debentures for repurchase or to exercise your conversion rights (if at all) and, if so, the amount of Debentures to surrender or convert. None of the Company, Technip, the Company’s or Technip’s respective Boards of Directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation to any Holder as to whether or not to surrender or convert that Holder’s Debentures.

This Company Repurchase Notice constitutes the notice required to be delivered pursuant to Section 3.04(b) of the Indenture with respect to the Fundamental Change.  This Company Repurchase Notice also constitutes the notice required to be delivered to Holders pursuant to Section 9.01 and Section 10.07 of the Indenture, in connection with the entry into the First Supplemental Indenture.

To exercise your Fundamental Change Repurchase Right to have the Company repurchase the Debentures and receive payment of 100% of the principal amount of the Debentures being repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date, you must validly surrender your Debentures to the Paying Agent prior to 5:00 p.m., New York City time, on the Exercise Expiration Date. The Trustee has informed the Company that, as of the date of this Company Repurchase Notice, all custodians and beneficial holders of the Debentures hold the Debentures through accounts with The Depository Trust Company (“DTC”) and that there are no certificated Debentures in non-global form. Accordingly, all Debentures surrendered for repurchase or conversion hereunder must be delivered through the transmittal procedures of DTC. See Section 3 for further information on how to surrender your Debentures for repurchase. Debentures surrendered for repurchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Fundamental Change Repurchase Date. The right of Holders to surrender Debentures for repurchase expires at 5:00 p.m., New York City time, on the Exercise Expiration Date.

Alternatively, to exercise your conversion rights, you may validly surrender the Debentures at any time through the Merger Conversion Period. If you have already surrendered your Debentures for repurchase by the Company, you must validly withdraw the Debentures prior to 5:00 p.m., New York City time, on January 9, 2012, which is the Business Day immediately preceding the Fundamental Change Repurchase Date, before you can surrender those Debentures for conversion. Debentures properly surrendered for conversion may not be withdrawn.

The Paying Agent and Conversion Agent is:
Wells Fargo Bank, National Association

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:
Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Services
MAC N9303-121	MAC N9303-121	Northstar East Building - 12th Floor
P.O. Box 1517	6th St & Marquette Avenue	608 Second Avenue South
Minneapolis, MN 55480	Minneapolis, MN 55479	Minneapolis, MN 55402

Or
By Facsimile Transmission:
(612) 667-6282
Telephone:
(800) 344-5128

Additional copies of this Company Repurchase Notice may be obtained from the Paying Agent and Conversion Agent at its address set forth above.

ii

TABLE OF CONTENTS

		Page
SUMMARY TERM SHEET		1
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS		7
IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL CHANGE REPURCHASE RIGHT AND CONVERSION RIGHTS		7
1	Information Concerning the Company	7
1.1	The Company	7
1.2	The Merger Agreement	7
2	Information Concerning the Debentures	8
2.1	The Company’s Obligation to Repurchase the Debentures	8
2.2	Repurchase Price	8
2.3	Conversion Rights of the Debentures	9
2.4	Market for the Debentures and the Company’s Common Stock	10
2.5	Interest	11
2.6	Fundamental Change and Repurchase Rights	12
2.7	Ranking	12
3	Procedures to Be Followed by Holders Electing to Surrender Debentures for Repurchase	12
3.1	Method of Delivery	12
3.2	Agreement to be Bound by the Terms of the Fundamental Change Repurchase Right	12
3.3	Delivery of Debentures	13
4	Right of Withdrawal	14
5	Payment for Surrendered Debentures; Source and Amount of Funds	14
6	Debentures Acquired	14
7	Plans or Proposals of the Company	15
8	Interests of Directors, Executive Officers and Affiliates of the Company in the Debentures	15
9	Agreements Involving the Company’s Debentures	15
10	Purchases of Debentures by the Company and Its Affiliates	15
11.	Material U.S. Federal Income Tax Considerations	16
12.	Additional Information	18
13.	No Solicitations	20
14.	Definitions	20
15.	Conflicts	20

No person has been authorized to give any information or to make any representations other than those contained in this Company Repurchase Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Company Repurchase Notice does not constitute an offer to buy or the solicitation of an offer to sell Debentures in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Company Repurchase Notice shall not under any circumstances create any implication that the information contained in this Company Repurchase Notice is current as of any time subsequent to the date of such information. None of the Company, Technip,  the Company’s or Technip’s respective Boards of Directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation to any Holder as to whether or not to surrender or convert (if at all) such Holder’s Debentures. You should consult your own financial and tax advisors and must make your own decision as to whether or not to surrender your Debentures for repurchase or to exercise your conversion rights (if at all) and, if so, the amount of Debentures to surrender or convert.

iii

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the right of each Holder of the Debentures to require the Company to repurchase, and the obligation of the Company to repurchase, the Debentures, subject to the terms and conditions of the Indenture, the Debentures and this Company Repurchase Notice and related notice materials, as amended and supplemented from time to time (the “Fundamental Change Repurchase Right”). To understand the Fundamental Change Repurchase Right fully and for a more complete description of the terms of the Fundamental Change Repurchase Right, we urge you to read carefully the remainder of this Company Repurchase Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary. Unless stated to the contrary, or unless the context otherwise requires, references to “the Company,” “our company,” “we,” “our,” or “us” in this notice include Global Industries, Ltd. and its subsidiaries.

Who is offering to repurchase my Debentures?

Global Industries, Ltd., a Louisiana corporation (the “Company”), is obligated, at your option, to repurchase your validly surrendered and not validly withdrawn 2.75% Senior Convertible Debentures due 2027 (the “Debentures”). (Pages 7-8)

Why is the Company offering to repurchase my Debentures?

Pursuant to the terms of the Indenture (as defined below) and the Debentures, upon a Fundamental Change (as defined in the Indenture), each holder (the “Holder”) of the Debentures may require us to repurchase some or all of its Debentures at a repurchase price in cash equal to 100% of the principal amount of the Debentures, plus any accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date (as defined below) (the “Fundamental Change Repurchase Price”). Pursuant to an Agreement and Plan of Merger, dated as of September 11, 2011, among the Company, Technip S.A., a société anonyme organized under the laws of France (“Technip”) and Apollon Merger Sub B, Inc., a Louisiana corporation and an indirect wholly owned subsidiary of Technip (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”) on December 1, 2011, with the Company remaining as the surviving entity and an indirect, wholly-owned subsidiary of Technip.  In connection with the Merger, each share of common stock, $0.01 par value, of the Company (the “Common Stock”) (other than shares held in treasury of the Company or owned by Technip, Merger Sub or any of their affiliates, or shares held by any stockholder who perfected their rights of appraisal under Louisiana law) outstanding immediately prior to the effective time of the Merger was converted into the right to receive $8.00 in cash, without interest (the “Merger Consideration”).  The closing of the Merger triggered a termination of trading of the Company’s Common Stock on NASDAQ.  As a result of the successful completion of the Merger, a Fundamental Change (as defined in the Indenture) occurred on December 1, 2011 (the “Fundamental Change Effective Date”), and accordingly each Holder of the Debentures has the Fundamental Change Repurchase Right described herein. (Pages 7-8)

What Debentures are the Company obligated to repurchase?

We are obligated to repurchase all of the Debentures, or any portion thereof that is a whole multiple of $1,000 principal amount, validly surrendered pursuant to the Fundamental Change Repurchase Right, at the option of the Holder. As of December 6, 2011, there was $325,000,000 aggregate principal amount of Debentures outstanding. The Debentures were issued under the Indenture, dated as of July 27, 2007 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of December 1, 2011 (the “First Supplemental Indenture,” and the Base Indenture as supplemented by the First Supplemental Indenture, the “Indenture”), between the Company, and Wells Fargo Bank, National Association, as Trustee (the “Trustee”). (Pages 7-8)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Debentures, we will pay, in cash, the Fundamental Change Repurchase Price, which is equal to 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date, with respect to any and all Debentures validly surrendered for repurchase and not validly withdrawn prior to 5:00 p.m., New York City time, on January 9, 2012 (the “Exercise

Expiration Date”). Holders who validly surrender, and do not validly withdraw, their Debentures in connection with the Fundamental Change Repurchase Right will be entitled to receive accrued cash interest payable on their Debentures accrued to, but excluding, January 10, 2012 (the “Fundamental Change Repurchase Date”) in an amount equal to the following computation multiplied by each $1,000 of principal amount surrendered for repurchase and not validly withdrawn: the current interest rate multiplied by the number of days from the last interest payment date on which interest has been paid (August 1, 2011) to, but excluding, the Fundamental Change Repurchase Date, divided by 360. The Company estimates that the accrued interest payable on the Debentures will be approximately $12.15 per $1,000 principal amount of Debentures validly surrendered, and not validly withdrawn, based on the expected Fundamental Change Repurchase Date of January 10, 2012. (Pages 8-9)

How will the Company fund the repurchase of the Debentures?

The Company expects to fund the repurchase from available cash on hand and/or funds made available by Technip. (Page 15)

How can I determine the market value of the Debentures?

There is no established reporting system or market for trading in the Debentures. The Debentures are currently traded over-the-counter. To the extent that the Debentures are traded, prices of the Debentures may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the trading price and implied volatility of the Company’s Common Stock and the market for similar Debentures. To the extent available, Holders are urged to obtain current market quotations for the Debentures prior to making any decision with respect to the Fundamental Change Repurchase Right. The closing of the Merger triggered a termination of trading of the Common Stock. Prior to the Merger, the Common Stock into which the Debentures was convertible was listed on NASDAQ under the symbol “GLBL.” On December 1, 2011, the last reported sales price of the Common Stock on the NASDAQ was $8.01 per share. (Pages 10-11)

Are my Debentures currently convertible?

Yes. As a result of the Merger, Holders of Debentures currently have the right to convert their Debentures until 5:00 p.m., New York City time, on January 9, 2011 (the “Merger Conversion Period”) at the applicable conversion rate under the Indenture. If you do not surrender your Debentures pursuant to the Fundamental Change Repurchase Right, you will retain the conversion rights associated with your Debentures pursuant to the Indenture. If you validly surrender all or part of your Debentures pursuant to the Fundamental Change Repurchase Right, you may not surrender such Debentures for conversion unless you validly withdraw your Debentures prior to 5:00 p.m., New York City time, on the Exercise Expiration Date. If you validly surrender and do not validly withdraw your Debentures prior to the Exercise Expiration Date, you will no longer have conversion rights, unless we fail to repurchase and pay for the Debentures surrendered pursuant to the Fundamental Change Repurchase Right. If you surrender your Debentures for conversion, you will no longer be able to participate in the Fundamental Change Repurchase Right. (Pages 9-10)

What consideration will I receive if I convert my Debentures?

If you decide to convert your Debentures, the Company’s conversion obligation with respect to Debentures that are converted during the Merger Conversion Period will be fixed at an amount in cash equal to the Conversion Rate (as defined in the Indenture) of 28.1821 multiplied by $8.00, which is the Merger Consideration that was paid for each share of Common Stock outstanding immediately prior to the consummation of the Merger. As a result, you will be entitled to receive $225.46 in cash per $1,000 aggregate principal amount of Debentures surrendered for conversion. See “Examples of Your Consideration Alternatives” on page 10 below for a comparison of the estimated amount you would receive if your Debentures are converted (and settled for cash) and the estimated amount you will receive if your Debentures are repurchased through exercise of the Fundamental Change Repurchase Right. (Pages 9-10)

What is the relationship between the offer and the convertibility of the Debentures?

The right to participate in the Fundamental Change Repurchase Right is a separate right from the right to convert the Debentures. If you do surrender your Debentures pursuant to the Fundamental Change Repurchase

Right, you will not be able to convert your Debentures unless you validly withdraw your previously surrendered Debentures prior to the Exercise Expiration Date of the Fundamental Change Repurchase Right. If you do not surrender your Debentures pursuant to the Fundamental Change Repurchase Right, your conversion rights will not be affected. If you have exercised your conversion right and converted your Debentures, you may not surrender your converted Debentures under the Fundamental Change Repurchase Right. (Pages 9-10)

What does the Board of Directors of the Company think of the Fundamental Change Repurchase Right and the conversion rights?

The Board of Directors of the Company has not made any recommendation as to whether you should surrender your Debentures for repurchase under the Fundamental Change Repurchase Right or whether you should exercise your conversion rights (if at all). You must make your own decision as to whether or not to surrender your Debentures for repurchase pursuant to the Fundamental Change Repurchase Right or to exercise your conversion rights (if at all) and, if so, the amount of Debentures to surrender or convert. The Fundamental Change Repurchase Right, our offer to repurchase the Debentures pursuant thereto and the notice of your conversion rights, each as described in this Company Repurchase Notice, are based solely on the requirements of the Indenture and the Debentures. (Page 9)

When does the Fundamental Change Repurchase Right expire?

The Fundamental Change Repurchase Right expires at 5:00 p.m., New York City time, on the Exercise Expiration Date, which is the Business Day (as defined in the Indenture) immediately preceding the Fundamental Change Repurchase Date. We will not extend the period that Holders have to exercise the Fundamental Change Repurchase Right unless required by applicable law. (Page 8)

What are the conditions to the repurchase by the Company of the Debentures?

The repurchase by us of validly surrendered Debentures is not subject to any condition other than such repurchase being lawful and the satisfaction of the procedural requirements described in this Company Repurchase Notice. (Page 8)

How do I surrender my Debentures for repurchase?

To surrender your Debentures for repurchase pursuant to the Fundamental Change Repurchase Right, you must surrender the Debentures to Wells Fargo Bank, National Association, as paying agent (the “Paying Agent”) through the transmittal procedures of The Depository Trust Company (“DTC”) prior to 5:00 p.m., New York City time, on the Exercise Expiration Date.

Holders whose Debentures are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee in advance of the Exercise Expiration Date if such Holder desires to surrender such Holder’s Debentures and instruct such nominee to surrender the Debentures on the Holders’s behalf through the transmittal procedures of DTC.

Holders who are DTC participants should surrender their Debentures to the Paying Agent electronically through DTC’s Automated Tender Offer Program, subject to the terms and procedures of that system before 5:00 p.m., New York City time, on the Exercise Expiration Date.

By surrendering, or instructing your nominee to surrender, your Debentures to the Paying Agent through the transmittal procedures of DTC, you agree to be bound by the terms of the Fundamental Change Repurchase Right set forth in this Company Repurchase Notice. (Pages 12-14)

If I surrender my Debentures for repurchase, when will I receive payment for them?

We will accept for payment all validly surrendered Debentures promptly upon expiration of the Fundamental Change Repurchase Right. We will promptly deposit with the Paying Agent prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, an amount of cash sufficient to pay the aggregate Fundamental

Change Repurchase Price for the surrendered Debentures, and the Paying Agent will promptly, after the later of the Fundamental Change Repurchase Date and the time of the book-entry transfer of the applicable Debentures, distribute the cash to DTC, as applicable. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (Page 14)

Until what time can I withdraw previously surrendered Debentures?

You can withdraw Debentures previously surrendered for repurchase at any time prior to 5:00 p.m., New York City time, on the Fundamental Change Repurchase Date.

Note that if you wish to withdraw your previously surrendered Debentures and convert them instead, you must withdraw the Debentures prior to 5:00 p.m., New York City time, on January 9, 2012, which is the Business Day immediately preceding the Fundamental Change Repurchase Date, before you can surrender the Debentures for conversion. Debentures properly surrendered for conversion may not be withdrawn.  (Page 14)

How do I withdraw previously surrendered Debentures?

To withdraw previously surrendered Debentures held in global form, you must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw the Debentures prior to 5:00 p.m., New York City time, on the Fundamental Change Repurchase Date.

Note that if you wish to withdraw your previously surrendered Debentures and convert them instead, you must comply with the above procedures to withdraw the Debentures prior to 5:00 p.m., New York City time, on January 9, 2012.  (Page 14)

If I want to convert my Debentures, what should I do?

If you want to convert your Debentures, you must (i) cause to be completed the appropriate instruction form for conversion pursuant to DTC’s book-entry conversion program, (ii) cause to be delivered by book-entry transfer an interest in the aggregate principal amount and corresponding principal amount represented thereby to be converted of such Debentures, and (iii) furnish appropriate endorsements and transfer documents if required by the Company, the Trustee or Wells Fargo Bank, National Association as the conversion agent (the “Conversion Agent”) or Paying Agent.

The conversion date will be the date on which you have satisfied all of the foregoing requirements. The Debentures will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the conversion date.

Please direct any questions or requests for assistance in connection with the surrender of Debentures for conversion to the Conversion Agent at the address and telephone and facsimile numbers set forth on the cover of this Company Repurchase Notice. (Pages 8-10)

If I have surrendered by Debentures can I still convert them?

Debentures surrendered for repurchase pursuant to the Fundamental Change Repurchase Right may not be converted unless such Debentures are first withdrawn prior to 5:00 p.m., New York City time on January 9, 2012, which is the Business Day immediately preceding the Fundamental Change Repurchase Date.  Debentures properly surrendered for conversion may not be withdrawn. (Pages 9 and 14)

Do I need to do anything if I do not wish to surrender my Debentures for repurchase?

No. If you do not surrender your Debentures before the expiration of the Fundamental Change Repurchase Right, we will not repurchase your Debentures and such Debentures will remain outstanding subject to the Indenture unless we redeem or repurchase such Debentures.  Pursuant to the terms of the Indenture, in connection with the consummation of the Merger, the Company and the Trustee entered into a supplemental indenture (the “First Supplemental Indenture”) providing that following the Merger, the Debentures will, without the consent of any Holders of Debentures, be convertible into the Merger Consideration that such Holder would have been entitled to receive upon the consummation of the Merger had each $1,000 principal amount of the Debentures been converted into a number of shares of Common Stock equal to the Conversion Rate immediately prior to the consummation of the Merger.  The Company’s conversion obligation with respect to Debentures that are converted at any time after the consummation of the Merger will be fixed at an amount in cash equal to the Conversion Rate of 28.1821 multiplied by $8.00, which is the Merger Consideration payable for each share of Common Stock outstanding immediately prior to the consummation of the Merger.  As a result, Holders will be entitled to receive $225.46 per $1,000 aggregate principal amount of Debentures surrendered for conversion.  (Pages 9-10)

If I choose to surrender my Debentures for repurchase, do I have to surrender all of my Debentures or can I surrender just a portion of my Debentures?

If you choose to surrender Debentures, you are not required to surrender all of your Debentures. You may surrender all of your Debentures, a portion of your Debentures or none of your Debentures for repurchase. If you wish to surrender a portion of your Debentures for repurchase, however, you must surrender your Debentures in a principal amount of $1,000 or whole multiples thereof. (Pages 8 and 12)

If I do not surrender my Debentures for repurchase, will I continue to be able to exercise my conversion rights?

Yes. If you do not surrender your Debentures for repurchase, your conversion rights will not be affected. You will also be able to convert your Debentures at any time during the Merger Conversion Period or as otherwise provided for in the Indenture. You will have the right to convert each $1,000 principal amount of a Debenture into cash as set forth in the First Supplemental Indenture, subject to the terms, conditions and adjustments specified in the Indenture and the Debentures. (Pages 9-10)

If I do not surrender my Debentures for repurchase, will I have the right to require the Company to repurchase my Debentures in the future?

Yes. If a Fundamental Change not described in this Company Repurchase Notice occurs in the future with respect to the Company, you will have the right at your option, to require us to repurchase your Debentures at a repurchase price equal to 100% of the principal amount of the Debentures to be repurchased plus accrued and unpaid interest to, but excluding, the Fundamental Change repurchase date in connection with such Fundamental Change. (Pages 12)

In addition, you may require us to repurchase all or a part of your Debentures on August 1, 2017 and August 1, 2022 at a cash repurchase price equal to 100% of the principal amount of the Debentures, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the applicable repurchase date, unless we elect to redeem all or a part of the Debentures for cash at a redemption price equal to 100% of the principal amount of the Debenture, plus accrued and unpaid interest to, but including the redemption date, at any time on or after August 1, 2014. (Page 12)

What are the material U.S. federal income tax consequences if I surrender my Debentures for repurchase or exercise my conversion rights with respect to my Debentures?

A Holder’s receipt of cash in exchange for Debentures pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights generally will be a taxable transaction for U.S. federal income tax purposes.  For a discussion of certain material U.S. federal income tax consequences applicable to Holders of Debentures upon the exercise of either the Fundamental Change Repurchase Right or conversion rights, see “Material U.S. Federal Income Tax Considerations.” (Pages 16-18)

Who is the Paying Agent and the Conversion Agent?

Wells Fargo, the Trustee under the Indenture, is serving as Paying Agent and Conversion Agent in connection with the Fundamental Change Repurchase Right and conversion rights. Its address and telephone number are set forth on the front cover page of this Company Repurchase Notice.

Who can I talk to if I have questions about the Fundamental Change Repurchase Right or the conversion rights?

Questions and requests for assistance in connection with the mechanics of surrender of Debentures for repurchase under the Fundamental Change Repurchase Right or the conversion of the Debentures may be directed to the Paying Agent and the Conversion Agent at the address and telephone and facsimile numbers set forth on the cover of this Company Repurchase Notice. You should direct any other questions you may have to your own financial and tax advisors.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Company Repurchase Notice contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “target,” “seek,” “project,” “could,” “plan,” “expect,” “anticipate,” “estimate,” “believe,” “predict,” “intend,” “potential,” or “continue” or the negative of these terms or other words of similar import, although some forward-looking statements are expressed differently. All statements, other than statements of historical fact, included in and incorporated by reference into this Company Repurchase Notice regarding the Merger, our financial position, business strategy and plans or objectives for future operations are forward-looking statements.

You should read these forward-looking statements carefully because they discuss our expectations about our future performance or future events, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information.

In addition, the statements in this Company Repurchase Notice are made as of December 6, 2011. Subsequent events or developments may cause our views to change. We undertake no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.

These forward-looking statements should not be relied upon as representing our views as of any date subsequent to December 6, 2011.

Notwithstanding anything in this Company Repurchase Notice or any document incorporated by reference into this Company Notice, the safe harbor protections of the Private Debentures Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL CHANGE REPURCHASE RIGHT AND CONVERSION RIGHTS

1.      Information Concerning the Company.

1.1      The Company.

Global Industries, Ltd. (the “Company”), a Louisiana corporation, is a leading solutions provider of offshore construction, engineering, project management and support services including pipeline construction, platform installation and removal, deepwater/SURF installations, IRM, and diving to the oil and gas industry worldwide.  Our executive offices are located at 11700 Katy, Freeway, Suite 150, Houston, Texas 77079, and our telephone number is (281) 870-1111. The Company’s website can be found at www.globalind.com. The information on, or accessible through the Company’s website is not part of this Company Repurchase Notice.

Additional information regarding the Company is contained in our filings with the SEC. See “Additional Information” on pages 18-19.

1.2      The Merger Agreement. Pursuant to an Agreement and Plan of Merger, dated as of September 11, 2011, among the Company, Technip S.A., a société anonyme organized under the laws of France (“Technip”) and Apollon Merger Sub B, Inc., a Louisiana corporation and an indirect wholly owned subsidiary of Technip (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”) on December 1, 2011, with the Company remaining as the surviving entity and an indirect, wholly-owned subsidiary of Technip. In connection with the Merger, each share of common stock, $0.01 par value, of the Company (the “Common Stock”) (other than shares held in treasury of the Company or owned by Technip, Merger Sub or any of their affiliates, or shares held by any stockholder who perfected their rights of appraisal under Louisiana law) outstanding immediately prior to the effective time of the Merger was converted into the right to receive $8.00 in cash, without interest (the “Merger

Consideration”).  The closing of the Merger triggered a termination of trading of the Company’s Common Stock on NASDAQ. As a result of the successful completion of the Merger, a Fundamental Change (as defined in the Indenture) occurred on December 1, 2011 (the “Fundamental Change Effective Date”), and accordingly each Holder of the Debentures has the Fundamental Change Repurchase Right described herein. In addition, as a result of the consummation of the Merger, each Holder of the Debentures also has the right to convert the Debentures, as described herein.

2.      Information Concerning the Debentures. The 2.75% Senior Convertible Debentures due 2027 (the “Debentures”) of the Company were issued under the Indenture, dated as of July 27, 2007 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of December 1, 2011 (the “First Supplemental Indenture,” and the Base Indenture as supplemented by the First Supplemental Indenture, the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Debentures mature on August 1, 2027 (the “Stated Maturity”).

2.1      The Company’s Obligation to Repurchase the Debentures. The completion of the Merger resulted in a Fundamental Change pursuant to the terms of the Debentures and the Indenture, which obligates the Company to repurchase all Debentures validly surrendered for repurchase and not validly withdrawn, at the Holder’s option. This Fundamental Change Repurchase Right will expire at 5:00 p.m., New York City time, on January 9, 2012 (the “Exercise Expiration Date”). We will not extend the period that Holders have to exercise the Fundamental Change Repurchase Right unless required by applicable law. If we make any change to this Fundamental Change Repurchase Right, which we determine constitutes a material change, we will promptly disclose the change in a supplement to this Company Repurchase Notice that we will distribute, or direct to be distributed, to registered Holders, and we will make a public announcement of such change promptly by means of a press release. We may be required to extend the Fundamental Change Repurchase Date for a period of five to ten business days, depending on the significance of the change, if the Fundamental Change Repurchase Right would otherwise expire during such five to ten business day period. If we are required to extend the Fundamental Change Repurchase Date, we will make a public announcement of such extension promptly by means of a press release. The repurchase by the Company of validly surrendered Debentures is not subject to any condition other than such repurchase being lawful and the procedural requirements described in this Company Repurchase Notice.

2.2      Repurchase Price. Pursuant to the terms of the Indenture and the Debentures, the repurchase price to be paid by the Company for the Debentures on January 10, 2012 (the “Fundamental Change Repurchase Date”) is a cash price equal to 100% of the principal amount of the Debentures, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”). The Company estimates that the Fundamental Change Repurchase Price will be approximately $1,012.15 per $1,000 principal amount of Debentures based on the expected Fundamental Change Repurchase Date of January 10, 2012.  The Fundamental Change Repurchase Price will be paid in cash on the Fundamental Change Repurchase Date with respect to any and all Debentures validly surrendered for repurchase and not validly withdrawn prior to 5:00 p.m., New York City time, on the Fundamental Change Repurchase Date. Debentures surrendered for repurchase will be accepted only in principal amounts equal to $1,000 or whole multiples thereof. Unless the Company defaults in making payment of the Fundamental Change Repurchase Price on any Debentures validly surrendered for repurchase and not validly withdrawn, interest on those Debentures will cease to accrue as of the end of the day immediately preceding the Fundamental Change Repurchase Date.

Holders who validly surrender, and do not validly withdraw, their Debentures in connection with the Fundamental Change Repurchase Right will be entitled to receive interest in cash on their Debentures accrued to, but excluding, the Fundamental Change Repurchase Date, in an amount equal to the following computation multiplied by each $1,000 of principal amount surrendered for repurchase and not validly withdrawn: the current interest rate multiplied by the number of days from the last interest payment date on which interest has been paid  (August 1, 2011) to, but excluding, the Fundamental Change Repurchase Date, divided by 360. The Company estimates that the accrued interest payable on the Debentures will be approximately $12.15 per $1,000 principal amount of Debentures validly surrendered, and not validly withdrawn, based on the expected Fundamental Change Repurchase Date of January 10, 2012. The estimated accrued interest based on the expected Fundamental Change Repurchase Date of January 10, 2012 is included in the estimated Fundamental Change Repurchase Price in the preceding paragraph.

The Fundamental Change Repurchase Price is based solely on the requirements of the Indenture and the Debentures and bears no relationship to the market price of the Debentures or the Common Stock. Thus, the Fundamental Change Repurchase Price may be significantly higher or lower than the market price of the Debentures on the Repurchase Date. Holders of Debentures are urged to obtain the best available information as to potential current market prices of the Debentures, to the extent available, before making a decision whether to surrender their Debentures for repurchase.

None of the Company, Technip, the Company’s or Technip’s respective Boards of Directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Debentures for repurchase, or to exercise the conversion rights (if at all), pursuant to this Company Repurchase Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Debentures for repurchase or to exercise the conversion rights (if at all) and, if so, the amount of Debentures to surrender or convert, based on such Holder’s assessment of the current market value of the Debentures and other relevant factors.

2.3      Conversion Rights of the Debentures. As a result of the closing of the Merger which occurred on December 1, 2011, notwithstanding the Fundamental Change Repurchase Right, the Debentures are convertible, at the option of the Holder, at any time until 5:00 p.m., New York City time, on January 9, 2012 (the “Merger Conversion Period”). Pursuant to the terms of the Indenture, in connection with the consummation of the Merger the Company and the Trustee entered into the First Supplemental Indenture providing that, following the Merger, the Debentures will, without the consent of any Holders of Debentures, be convertible into the Merger Consideration that such Holder would have been entitled to receive upon the consummation of the Merger had each $1,000 principal amount of the Debentures been converted into a number of shares of Common Stock equal to the Conversion Rate immediately prior to the consummation of the Merger.  The Company’s conversion obligation with respect to Debentures that are converted at any time after the consummation of the Merger will be fixed at an amount in cash equal to the Conversion Rate of 28.1821 multiplied by $8.00, which is the Merger Consideration payable for each share of Common Stock outstanding immediately prior to the consummation of the Merger.  As a result, Holders will be entitled to receive $225.46 per $1,000 aggregate principal amount of Debentures surrendered for conversion.

Upon the conversion of any Debentures, accrued but unpaid interest from August 1, 2011 with respect to the converted Debentures will not be cancelled, extinguished or forfeited, but rather will be deemed to be paid in full to the Holder thereof through delivery of the conversion payment in exchange for the Debentures being converted.

If you want to convert your Debentures, you must (i) cause to be completed the appropriate instruction form for conversion pursuant to DTC’s book-entry conversion program, (ii) cause to be delivered by book-entry transfer an interest in the aggregate principal amount and corresponding principal amount represented thereby to be converted of such Debentures, and (iii) furnish appropriate endorsements and transfer documents if required by the Company, the Trustee, the Conversion Agent or the Paying Agent. Please direct any questions or requests for assistance in connection with the surrender of Debentures for conversion to the Conversion Agent at the address and telephone and facsimile numbers set forth on the cover of this Company Repurchase Notice.

The conversion date will be the date on which you have satisfied all of the foregoing requirements. The Debentures will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the conversion date.

Any Debentures which are surrendered pursuant to the Fundamental Change Repurchase Right may be converted in accordance with the terms of the Indenture and the Debentures only if such surrender has been validly withdrawn, in the manner described in Section 4 below, prior to 5:00 p.m., New York City time, on January 9, 2012, which is the Business Day (as defined in the Indenture) immediately preceding the Fundamental Change Repurchase Date. The Trustee is acting as Conversion Agent in connection with the conversion rights described herein.

For more information regarding the conversion rights with respect to the Debentures, or any of the terms and conditions of the Debentures, please see the Indenture and the Debentures and the First Supplemental Indenture filed as Exhibit (d)(2) to the Company’s Schedule TO, filed on December 6, 2011 and each incorporated herein by reference.

Holders that do not surrender their Debentures for repurchase pursuant to the Fundamental Change Repurchase Right will maintain the right to convert their Debentures into cash, subject to the terms, conditions and adjustments specified in the Indenture.

Examples of Your Consideration Alternatives

YOU ARE UNDER NO OBLIGATION TO EXERCISE EITHER THE FUNDAMENTAL CHANGE REPURCHASE RIGHT OR THE CONVERSION RIGHTS DESCRIBED HEREIN AND YOU MAY CHOOSE TO TAKE NO ACTION AND RETAIN YOUR DEBENTURES.

Assuming you hold Debentures in an aggregate principal amount of $1,000.00:

•	Fundamental Change Repurchase Right: If you exercise the Fundamental Change Repurchase Right and the Debentures are repurchased for the Fundamental Change Repurchase Price, you will receive:

•
$1,000.00 plus a sum equal to accrued but unpaid interest to, but excluding, the Fundamental Change Repurchase Date, for a total consideration of approximately $1,012.15, assuming a Fundamental Change Repurchase Date of January 10, 2012.

•	Conversion: If you exercise your conversion rights, you will receive:

•
cash in an amount equal to (A) the Conversion Rate of 28.1821 multiplied by (B) $8.00, which is the amount paid in the Merger for each share of Common Stock outstanding immediately prior to the effective time of the Merger. As a result, the amount of cash that you will be entitled to receive upon conversion will be fixed at $225.46 per $1,000 aggregate principal amount of the Debentures surrendered for conversion.

The right of Holders to convert their Debentures is separate from the Fundamental Change Repurchase Right. The value that you would currently receive if you validly exercised the Fundamental Change Repurchase Right is substantially more than the amount that you would receive if you converted your Debentures. You should review this Company Repurchase Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Debentures for repurchase or to exercise your conversion rights (if at all) and, if so, the amount of Debentures to surrender or convert. None of the Company, Technip, the Company’s or Technip’s respective Boards of Directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent, are making any representation or recommendation to any Holder as to whether or not to surrender or convert that Holder’s Debentures.

2.4      Market for the Debentures and the Company’s Common Stock. There is no established reporting system or market for trading in the Debentures. The Debentures are currently traded over-the-counter. To the extent that the Debentures are traded, prices of the Debentures may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Common Stock and the market for similar Debentures. Following the expiration of the Fundamental Change Repurchase Right, we expect that Debentures not repurchased under the Fundamental Change Repurchase Right will continue to be traded over-the-counter unless redeemed, repurchased or converted; however, the trading market for the Debentures may be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our repurchase of a significant amount of the Debentures pursuant to the Fundamental Change Repurchase Right would reduce the float and may negatively affect the liquidity, market value and price volatility of the Debentures that remain outstanding following expiration of the Fundamental Change Repurchase Right. We cannot assure you that a market will exist for the Debentures following expiration of the Fundamental Change Repurchase Right. The extent of the public market for the Debentures following consummation of the Fundamental Change Repurchase Right will depend upon, among other things, the remaining outstanding principal amount of the Debentures at such time, the number of Holders of Debentures remaining at that time and the interest on the part of securities firms in maintaining a market in the Debentures. The Paying Agent has informed us that, as of the date of this Company Repurchase Notice, all of the Debentures are held in global form through DTC. As of December 6, 2011, there was $325,000,000 aggregate principal amount of Debentures outstanding.

In connection with the Merger, the Common Stock was delisted from the NASDAQ on December 1, 2011. Prior to the Merger, the Common Stock into which the Debentures are convertible (but payable in cash) was listed on the NASDAQ under the symbol “GLBL.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Common Stock as reported on NASDAQ.

	Global Industries Common Stock
	Low	High
Fiscal year ended December 31, 2009
First Quarter	$2.74	$4.43
Second Quarter	$4.00	$7.68
Third Quarter	$5.11	$10.63
Fourth Quarter	$5.67	$9.20
Fiscal year ended December 31, 2010
First Quarter	$6.15	$7.96
Second Quarter	$4.49	$7.26
Third Quarter	$4.12	$5.63
Fourth Quarter	$5.34	$7.05
Fiscal year ending December 31, 2011
First Quarter	$6.74	$9.89
Second Quarter	$5.02	$10.11
Third Quarter	$3.25	$7.93
Fourth Quarter (through December 1, 2011)	$7.91	$8.01

On December 1, 2011, the last reported sales price of the Common Stock on the NASDAQ was $8.01 per share. As of December 1, 2011, there were approximately 115,763,842 shares of Common Stock outstanding. We urge you to obtain current market information for the Debentures, to the extent available before making any decision to surrender your Debentures pursuant to the Fundamental Change Repurchase Right.

2.5      Interest. The Debentures that remain outstanding after consummation of the Fundamental Change Repurchase Right will continue to accrue interest until the Stated Maturity of August 1, 2027, or until the principal of the Debentures has been paid, unless the Debentures are earlier redeemed, repurchased or converted. Interest on outstanding Debentures is paid semi-annually in arrears on February 1 and August 1 of each year to record Holders of the Debentures as of the preceding January 15 and July 15, respectively, until Stated Maturity, or until the principal of the Debentures has been paid, unless the Debentures are earlier redeemed, repurchased or converted. The Debentures bear interest on the principal amount at an annual interest rate equal to 2.75%.

Holders who validly surrender, and do not validly withdraw, their Debentures in connection with the Fundamental Change Repurchase Right will be entitled to receive accrued cash interest payable on their Debentures accrued to, but excluding, the Fundamental Change Repurchase Date, in an amount equal to the following computation multiplied by each $1,000 of principal amount surrendered for repurchase and not validly withdrawn: the current interest rate multiplied by the number of days from the last interest payment date on which interest has been paid (August 1, 2011) to, but excluding, the Fundamental Change Repurchase Date, divided by 360. The Company estimates that the accrued interest payable on the Debentures will be approximately $12.15 per $1,000 principal amount of Debentures validly surrendered, and not validly withdrawn, based on the expected Fundamental Change Repurchase Date of January 10, 2012.

Holders converting the Debentures will not receive a cash payment for accrued and unpaid interest, except as discussed in Section 2.3 above.

2.6      Fundamental Change and Repurchase Rights. If any Debentures remain outstanding, a Holder may require the Company to repurchase for cash such Holder’s Debentures if there is a Fundamental Change not described in this Company Repurchase Notice, on or prior to the Stated Maturity at a repurchase price in cash equal to 100% of the aggregate principal amount of such Debentures as of the applicable repurchase date, plus accrued and unpaid interest to, but excluding, such repurchase date, provided that if such repurchase date falls after a Record Date and on or prior to the corresponding February 1 and August 1 (each an “Interest Payment Date”), the Company will pay the interest payable on such Interest Payment Date on the repurchase date to the Holders of record of the Debentures on the applicable Record Date instead of the Holders surrendering the Debentures for repurchase on such date.

In addition, you may require us to repurchase all or a part of your Debentures on August 1, 2017 and August 1, 2022 at a cash repurchase price equal to 100% of the principal amount of the Debentures, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the applicable repurchase date, unless we elect to redeem all or a part of the Debentures for cash at a redemption price equal to 100% of the principal amount of the Debenture, plus accrued and unpaid interest to, but including the redemption date, at any time on or after August 1, 2014.

2.7      Ranking. The Debentures are senior unsecured obligations of the Company and rank equal in right of payment to all of the Company’s existing and future senior unsecured indebtedness. However, the Debentures are effectively subordinated to all existing and future secured indebtedness of the Company to the extent of the value of the related collateral and are structurally subordinated to the existing and future indebtedness and other liabilities of the Company’s subsidiaries.

3.      Procedures to Be Followed by Holders Electing to Surrender Debentures for Repurchase. Holders will not be entitled to receive the Fundamental Change Repurchase Price for their Debentures unless they validly surrender and do not validly withdraw the Debentures before 5:00 p.m., New York City time, on the Business Day prior to the Fundamental Change Repurchase Date. Holders may surrender some or all of their Debentures; however, any Debentures surrendered must be in $1,000 principal amount or a whole multiple thereof. If Holders do not validly surrender their Debentures before 5:00 p.m., New York City time, on the Business Day prior to the Fundamental Change Repurchase Date, their Debentures will remain outstanding subject to the existing terms of the Debentures.

3.1      Method of Delivery. The Trustee has informed the Company that, as of the date of this Company Repurchase Notice, all custodians and beneficial holders of the Debentures hold the Debentures through DTC accounts and that there are no certificated Debentures in non-global form. Accordingly, all Debentures surrendered for repurchase hereunder must be delivered via agent’s message that is transmitted through DTC’s Automated Tender Offer Program (“ATOP”). This Company Repurchase Notice constitutes the notice required under Section 3.04(b) of the Indenture and delivery of Debentures via ATOP will satisfy the Holder’s Company Repurchase Notice delivery requirements pursuant to the terms of the Indenture. Delivery of Debentures and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Debentures.

3.2      Agreement to be Bound by the Terms of the Fundamental Change Repurchase Right. By surrendering, or instructing your nominee to surrender, your Debentures through ATOP, a Holder acknowledges and agrees as follows:

•	such Debentures shall be repurchased as of the Fundamental Change Repurchase Date pursuant to the terms and conditions set forth in this Company Repurchase Notice;

•	such Holder agrees to all of the terms of this Company Repurchase Notice;

•
such Holder has received this Company Repurchase Notice and acknowledges that this Company Repurchase Notice provides the notice required pursuant to the Indenture with respect to the Fundamental Change and the Fundamental Change Repurchase Right;

•
upon the terms and subject to the conditions set forth in this Company Repurchase Notice, the Indenture and the Debentures, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company, all right, title and interest in and to all the Debentures surrendered, (ii) releases and discharges the Company and the Trustee and their respective directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Debentures, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Debentures or to participate in any redemption or defeasance of the Debentures and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Debentures (with full knowledge that the Paying Agent also acts as agent of the Company), with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Debentures, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Debentures for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Debentures (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company with respect to the Fundamental Change Repurchase Price of any surrendered Debentures that are repurchased by the Company), all in accordance with the terms set forth in this Company Repurchase Notice;

•
such Holder represents and warrants that such Holder (i) owns the Debentures surrendered and is entitled to surrender such Debentures and (ii) has full power and authority to surrender, sell, assign and transfer the Debentures surrendered hereby and that when such Debentures are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•
such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Debentures surrendered;

•
such Holder understands that all Debentures properly surrendered for repurchase and not withdrawn prior to 5:00 p.m., New York City time, on the Fundamental Change Repurchase Date will be repurchased at the Fundamental Change Repurchase Price, in cash, on the Fundamental Change Repurchase Date pursuant to the terms and conditions of the Indenture, the Debentures, this Company Repurchase Notice and related notice materials, as amended and supplemented from time to time;

•
payment for Debentures repurchased pursuant to this Company Repurchase Notice will be made by deposit of the Fundamental Change Repurchase Price for such Debentures with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•
surrenders of Debentures pursuant to the Fundamental Change Repurchase Right may be withdrawn  through DTC in accordance with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Debentures prior to 5:00 p.m., New York City time, on the Fundamental Change Repurchase Date;

•
all authority conferred or agreed to be conferred pursuant to the terms of the Fundamental Change Repurchase Right hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•
the delivery and surrender of the Debentures is not effective, and the risk of loss of the Debentures does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•
all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any surrender of Debentures for repurchase and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, whose determination shall be final and binding absent manifest error.

3.3      Delivery of Debentures.

Debentures Held Through a Custodian. A Holder whose Debentures are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s

Debentures and instruct such nominee to surrender the Debentures for repurchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “— Debentures in Global Form” prior to 5:00 p.m., New York City time, on the Exercise Expiration Date.

The Trustee has informed the Company that, as of the date of this Company Repurchase Notice, all custodians and beneficial holders of the Debentures hold the Debentures through accounts with DTC and that there are no certificated Debentures in non-global form. Accordingly, all Debentures surrendered for repurchase or conversion hereunder must be delivered through the transmittal procedures of DTC.

Debentures in Global Form. A Holder who is a DTC participant may elect to surrender to the Company such Holder’s beneficial interest in the Debentures by electronically transmitting such Holder’s acceptance through DTC’s ATOP, subject to the terms and procedures of that system prior to 5:00 p.m., New York City time, on the Exercise Expiration Date.

In surrendering through ATOP, the electronic instructions sent to DTC by the Holder or by a broker, dealer, commercial bank, trust company or other nominee on such Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of an agreement to be bound by the terms of the Fundamental Change Repurchase Right, including those set forth in Section 3.2 above.

4.      Right of Withdrawal. Debentures surrendered for repurchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Fundamental Change Repurchase Date. In order to withdraw previously surrendered Debentures, prior to the Exercise Expiration Date a Holder (or the holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Debentures prior to 5:00 p.m., New York City time, on the Fundamental Change Repurchase Date.

Previously surrendered Debentures that are validly withdrawn may be validly resurrendered by following the surrender procedures described in Section 3 above. In addition, Debentures that are not accepted by us pursuant to the Fundamental Change Repurchase Right by January 10, 2012 may be withdrawn.

Debentures surrendered for repurchase pursuant to the Fundamental Change Repurchase Right may not be converted unless such Debentures are first withdrawn prior to 5:00 p.m., New York City time on January 9, 2012, which is the Business Day immediately preceding the Fundamental Change Repurchase Date.  Debentures properly surrendered for conversion may not be withdrawn.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

5.      Payment for Surrendered Debentures; Source and Amount of Funds. We will promptly deposit with the Paying Agent, prior to 11:00 a.m., New York City time, on January 11, 2012, which is the first Business Day after the Fundamental Change Repurchase Date an amount of cash sufficient to pay the aggregate Fundamental Change Repurchase Price for the surrendered Debentures, and the Paying Agent will promptly, after the later of the Fundamental Change Repurchase Date and the book-entry transfer of the applicable Debentures, distribute the cash  to DTC, and DTC will thereafter distribute the cash to its participants in accordance with its procedures.

The total amount of funds required by us to repurchase all of the Debentures pursuant to the Fundamental Change Repurchase Right is approximately $328,947,395.84, calculated as the sum of (a) $325,000,000.00, representing 100% of the principal amount of Debentures outstanding as of December 6, 2011, plus (b) $3,947,395.84, representing accrued and unpaid interest on the Debentures up to, but excluding, January 10, 2012 (assuming all of the Debentures are validly surrendered for repurchase and accepted for payment).

The Company expects to fund the repurchase from available cash on hand and/or funds made available by Technip.

6.      Debentures Acquired. Any Debentures repurchased by us pursuant to the Fundamental Change Repurchase Right will be cancelled by the Trustee pursuant to the terms of the Indenture.

7.      Plans or Proposals of the Company. Following the consummation of the Merger, all of the Common Stock is owned by Technip or its subsidiaries and accordingly, the Company will deregister the Common Stock under applicable SEC rules. In addition, the Common Stock was delisted from the NASDAQ following the consummation of the Merger. Accordingly, the Company is no longer subject to the reporting requirements of the Exchange Act. As previously disclosed by the Company in its Current Reports on Form 8-K filed on December 1, 2011, in connection with the consummation of the Merger, the articles of incorporation of the Company were amended to remove the limitation on non-U.S. ownership of the Company’s Common Stock and the Company’s Board of Directors and officers resigned and were replaced by the individuals listed on Annex A to this Company Repurchase Notice.  It is expected that, initially following the Merger, the business and operations of the Company will be continued substantially as they are currently being conducted. Technip will continue to evaluate the business and operations of the Company during the pendency of the Fundamental Change Repurchase Right and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, Technip intends to review such information as part of a comprehensive review of the Company’s business, operations, capitalization and management with a view to optimizing development of the Company’s potential in conjunction with Technip’s other businesses. This may include the integration of the Company’s business with Technip’s other businesses through one or more internal corporate transactions or reorganizations and/or a change in the Company’s corporate structure, capitalization, indebtedness or dividend policy.

Except as noted in this Company Repurchase Notice, the Company and Technip currently have no plans, proposals or negotiations that relate to or would result in any of the events described in Item 1006(c) of Regulation M-A issued under the Exchange Act.

8.      Interests of Directors, Executive Officers and Affiliates of the Company in the Debentures. Based on a reasonable inquiry by the Company:

•	none of the Company or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Debentures;

•	the Company will not repurchase any Debentures from such persons; and

•
during the 60 days preceding the date of this Company Repurchase Notice, none of such officers, directors or affiliates has engaged in any transactions in the Debentures, other than the Merger and related transactions required by the Indenture as described elsewhere herein.

A list of the directors and executive officers of the Company is attached to this Company Repurchase Notice as Annex A.

9.      Agreements Involving the Company’s Debentures. Except for the Merger Agreement, and as described above and in this Company Repurchase Notice, none of the Company, or to its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Fundamental Change Repurchase Right or with respect to any of our Debentures, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the Debentures, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

10.      Purchases of Debentures by the Company and Its Affiliates. Each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Debentures (or the right to purchase Debentures), other than through the Fundamental Change Repurchase Right or a call or redemption of the Debentures in accordance with its terms and conditions, from the date of this Company Repurchase Notice until at least the tenth (10th) business day after the Fundamental Change Repurchase Date. Following such time, if any Debentures remain outstanding, the Company and its affiliates may purchase Debentures in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at repurchase prices higher or lower than the Fundamental Change Repurchase Price. Any decision to purchase Debentures after the Fundamental Change Repurchase Date, if any, will depend upon many factors, including the market price of the Debentures, the amount of Debentures surrendered for repurchase pursuant to the Fundamental Change Repurchase Right, the business and financial position of the Company and general economic and market conditions.

11. Material U.S. Federal Income Tax Considerations.

This disclosure is limited to the U.S. federal tax issues addressed herein.  Additional issues may exist that are not addressed in this disclosure and that could affect the U.S. federal tax treatment of a disposition of a Debenture as a result of the exercise of either the Fundamental Change Repurchase Right or conversion rights.  This tax disclosure cannot be used by any holder for the purpose of avoiding penalties that may be asserted against the holder under the Internal Revenue Code of 1986, as amended (the “Code”).  Holders should seek their own advice based on their particular circumstances from an independent tax adviser.

The following summary describes certain material U.S. federal income tax consequences of the disposition of a Debenture as a result of the exercise of either the Fundamental Change Repurchase Right or conversion rights, and the receipt of cash in exchange for such Debenture. This discussion is general in nature, and does not discuss all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances. In addition, the discussion does not describe any tax consequences arising under the laws of any local, state, or foreign jurisdictions and does not consider any aspects of U.S. federal tax law other than income taxation. The discussion deals only with Debentures held as capital assets within the meaning of section 1221 of the (generally, property held for investment), and does not address tax considerations applicable to holders of Debentures that may be subject to special tax rules, such as dealers or traders in securities, banks and certain other financial institutions, tax-exempt entities, retirement plans and other tax-deferred accounts, regulated investment companies, insurance companies, hybrid entities, real estate investment trusts, brokers, persons subject to the alternative minimum tax, investors that have elected mark-to-market accounting, partnerships (or entities treated as partnerships for U.S. federal income tax purposes) and other pass-through entities holding Debentures, persons holding Debentures as a part of a hedging, integration, conversion or constructive sale transaction, or as part of a straddle or a synthetic security, or certain U.S. expatriates or former long-term residents of the United States. This summary also does not address tax consequences to U.S. Holders (as defined below) of Debentures as a result of the use of a “functional currency” that is not the U.S. dollar. This summary assumes that the Debentures are not U.S. real property interests within the meaning of Section 897 of the Code.

If a partnership holds Debentures, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partner and the partnership. If you are a partner in a partnership holding the Debentures, then you should consult an independent tax advisor regarding the tax consequences of the sale of Debentures pursuant to the Fundamental Change Repurchase Right.

This summary is based on the Code, and regulations, rulings and judicial decisions as of the date hereof, all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

As used in this Company Repurchase Notice, a “U.S. Holder” of a Debenture means a beneficial owner of a Debenture that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.  As used in this Fundamental Change Notice, a “non-U.S. Holder” means a beneficial owner of a Debenture that is, for U.S. federal income tax purposes (i) a nonresident alien individual; (ii) a foreign corporation (or other entity treated as a foreign corporation for U.S. federal income tax purposes); or (iii) a foreign estate or trust.

THE DISCUSSION SET OUT BELOW IS INTENDED ONLY AS A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF DEBENTURES. PERSONS CONSIDERING EXERCISING THEIR FUNDAMENTAL CHANGE REPURCHASE RIGHT OR

CONVERTING DEBENTURES PURSUANT TO THEIR CONVERSION RIGHTS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION. THE STATEMENTS OF U.S. FEDERAL INCOME TAX CONSIDERATIONS SET OUT BELOW ARE BASED ON THE LAWS AND REGULATIONS IN FORCE AND INTERPRETATIONS THEREOF AS OF THE DATE OF THIS COMPANY REPURCHASE NOTICE, AND ARE SUBJECT TO CHANGES OCCURRING AFTER THAT DATE.

Tax Considerations for U.S. Holders

Disposition of a Debenture. A disposition of a Debenture by a U.S. Holder pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights generally will be a taxable transaction to such U.S. Holder for U.S. federal income tax purposes. Subject to the discussions under “—Accrued Interest” and “—Market Discount” below, a U.S. Holder generally will recognize capital gain or loss upon the disposition of the Debenture in an amount equal to the difference between the amount of cash received on the sale (the Fundamental Change Repurchase Price or the amount received upon conversion, as applicable), other than amounts attributable to accrued but unpaid interest (which will be taxable as described under “—Accrued Interest” below), and the U.S. Holder’s adjusted tax basis in the Debenture. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Debenture for more than one year at the time of the sale. Non-corporate U.S. Holders generally are subject to reduced rates of U.S. federal income taxation on long-term capital gains. The deductibility of capital losses is subject to certain limitations.

A U.S. Holder’s adjusted tax basis in a Debenture generally will equal the cost of the Debenture to the U.S. Holder. If a U.S. Holder has elected to include market discount in income as it accrues, then the U.S. Holder’s tax basis in a Debenture will be increased by any market discount (described below) previously included in gross income. If a U.S. Holder purchased a Debenture for an amount greater than its principal amount, then the U.S. Holder’s tax basis in the Debenture will be decreased by the amount of any such excess that the U.S. Holder has elected to offset against interest income as amortizable bond premium.

Accrued Interest. Amounts received by a U.S. Holder upon the disposition of a Debenture pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights that are attributable to accrued and unpaid interest will be taxable to the U.S. Holder as ordinary interest income, to the extent that such interest has not been previously included in income.

Market Discount. Gain recognized by a U.S. Holder upon the disposition of a Debenture pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights will be treated as ordinary income to the extent of any market discount on the Debenture that has accrued during the period that the tendering U.S. Holder held such Debenture, unless the U.S. Holder has made an election to include market discount in income as it accrues. A Debenture generally will be treated as having market discount if the stated redemption price at maturity of the Debenture exceeds the U.S. Holder’s tax basis in that Debenture immediately after acquisition by more than a statutorily defined de minimis amount. Market discount accrues on a ratable basis, unless the U.S. Holder has elected to accrue market discount using a constant-yield method for U.S. federal income tax purposes, in which case such U.S. Holder’s adjusted tax basis will have been increased as such accrued market discount was included in income.

Backup Withholding and Information Reporting.  Information returns generally will be filed with the U.S. Internal Revenue Service in connection with payments attributable to accrued but unpaid interest on, and payment of the proceeds from the disposition of, the Debentures.  A U.S. Holder will  be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding.  The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the U.S. Internal Revenue Service.

Tax Considerations for Non-U.S. Holders

The following discussion applies only to non-U.S. Holders, and assumes that no item of income, gain, deduction or loss derived by the non-U.S. Holder in respect of a Debenture at any time is effectively connected with the conduct of a U.S. trade or business.

Disposition of a Debenture. Subject to the discussions under “—Accrued Interest” and “—Backup Withholding and Information Reporting” below, a non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the disposition of a Debenture pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights, unless the non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met. If a non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year of the sale of a Debenture and certain other requirements are met, then such non-U.S. Holder generally will be subject to U.S. federal income tax at a flat rate of 30% (unless a lower applicable treaty rate applies) on any net realized gain.

Accrued Interest. Subject to the discussion under “—Backup Withholding and Information Reporting” below, amounts paid to a non-U.S. holder upon the disposition of a Debenture pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights that are allocable to accrued and unpaid interest on the Debentures will not be subject to U.S. federal income or withholding tax, provided that:

(i)      the non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(ii)     the non-U.S. Holder is not a controlled foreign corporation related to us, actually or constructively, through stock ownership; and

(iii)    the non-U.S. Holder certifies under penalties of perjury on IRS Form W-8BEN (or other applicable form) that it is not a “U.S. person,” as defined in the Code.

Backup Withholding and Information Reporting.  Information returns generally will be filed with the U.S. Internal Revenue Service in connection with payments attributable to accrued but unpaid interest on the Debentures.  Unless the non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the U.S. Internal Revenue Service in connection with payment of the proceeds from the disposition of the Debentures and the non-U.S. Holder may be subject to U.S. backup withholding on payments attributable to accrued but unpaid interest on the Debentures or on the proceeds from the disposition of the Debentures.  The certification procedures required to claim the exemption from withholding tax on accrued interest described above will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against the non-U.S. Holder’s U.S. federal income tax liability and may entitle the non-U.S. Holder to a refund, provided that the required information is furnished to the U.S. Internal Revenue Service.

Treatment of Non-Tendering Holders

A Holder that does not exercise its Fundamental Change Repurchase Right or conversion rights with respect to a Debenture generally should not incur U.S. federal income tax liability with respect to the Debenture as a result of the consummation of the repurchase of Debenture by the Company pursuant to this Company Repurchase Notice.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF DEBENTURES IN LIGHT OF THEIR CIRCUMSTANCES. HOLDERS OF DEBENTURES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXERCISE OF THEIR FUNDAMENTAL CHANGE REPURCHASE RIGHT OR CONVERSION RIGHTS, INCLUDING THE EFFECT OF ANY FEDERAL, STATE, FOREIGN OR OTHER TAX LAWS.

12. Additional Information. Prior to the Merger, the Company was subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, filed annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document that we file at the SEC public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available on the SEC’s website at http://www.sec.gov. As described in Sections 1 and 7 above, after the consummation of the Merger, the Common Stock was delisted from NASDAQ and will be deregistered under applicable SEC rules and the Common Stock. Accordingly, the Company is no longer subject to the reporting requirements of the Exchange Act.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Fundamental Change Repurchase Right. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The Company is incorporating by reference in this Company Repurchase Notice some of the information that we file with the SEC, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Company Repurchase Notice. We incorporate by reference the documents listed below:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on February 25, 2011, as amended by Amendment No. 1 on Form 10-K/A filed on March 2, 2011;

•
the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, filed on May 5, 2011, for the quarterly period ended June 30, 2011, filed on August 5, 2011 and for the quarterly period ended September 30, 2011, filed on November 4, 2011;

•	the Company’s Current Reports on Form 8-K, filed on October 28, 2011, November 4, 2011, November 21, 2011, and December 1, 2011;

•
all other reports filed by the Company with (but not furnished to) the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;

•
all documents filed with (but not furnished to) the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Company Repurchase Notice and prior to 5:00 p.m., New York City time, on the Exercise Expiration Date;

•	Indenture between the Company and Wells Fargo Bank, National Association, as Trustee, filed as Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q, filed on August 6, 2007; and

•
the First Supplemental Indenture, dated December 1, 2011, between the Company and Wells Fargo Bank, National Association, as Trustee, filed as Exhibit (d)(2) to the Company’s Schedule TO, filed on December 6, 2011.

For more information about the Merger, you should examine the Company’s proxy statement (the “Proxy Statement”) related to the Merger filed on October 28, 2011 and the Merger Agreement attached as Annex A to the Proxy Statement.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

Notwithstanding the foregoing, the Schedule TO to which this Company Repurchase Notice relates does not permit “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Company Repurchase Notice, we will amend the Schedule TO accordingly.

13. No Solicitations. The Company has not, directly or indirectly, employed, retained or will compensate any person to make solicitations or recommendations in connection with the Fundamental Change Repurchase Right.

14. Definitions. All capitalized terms used but not specifically defined in this Company Repurchase Notice shall have the meanings given to such terms in the Indenture and the Debentures.

15. Conflicts. In the event of any conflict between this Company Repurchase Notice on the one hand and the terms of the Indenture or the Debentures or any applicable laws on the other hand, the terms of the Indenture or the Debentures or applicable laws, as the case may be, will control.

None of the Company, Technip, the Company’s or Technip’s respective Boards of Directors, employees, advisors or representatives, the Trustee,  the Paying Agent or the Conversion Agent are making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Debentures for repurchase, or to exercise the conversion rights (if at all), pursuant to this Company Repurchase Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Debentures for repurchase or to exercise the conversion rights (if at all) and, if so, the amount of Debentures to surrender or convert, based on such Holder’s assessment of the current market value of the Debentures and other relevant factors.

GLOBAL INDUSTRIES, LTD.

December 6, 2011

ANNEX A
BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of the Company’s Board of Directors and each of the Company’s executive officers.

Directors
Name	Title
David Dickson	Director
Deanna Goodwin	Director
John Harrison	Director

Executive Officers
Name	Title
David Dickson	Chief Executive Officer and President
Deanna Goodwin	Chief Financial Officer and Treasurer
John Freeman	Secretary

The business address of each person set forth above is 11700 Katy Freeway, Suite 150, Houston, Texas, 77079 and the telephone number is (281) 870-1111.